Exhibit 4 (g)

TERMS AND CONDITIONS OF THE NOTES

The following is the text of the terms and conditions which, as completed by the relevant Pricing Supplement, will be endorsed on each Note in definitive form issued under the Programme. The terms and conditions applicable to any Note in global form will differ from those terms and conditions which would apply to the Note were it in definitive form to the extent described under “Summary of Provisions Relating to the Notes while in Global Form” below. All capitalized terms that are not defined in the terms and conditions shall have the meanings given to them in the relevant Pricing Supplement. References in the terms and conditions to “Notes” are to the Notes of one Series only, not to all Notes that may be issued under the Programme.

1.	Introduction

(a)	Programme: PACCAR Financial Europe B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of The Netherlands, having its corporate seat at Eindhoven (the “Issuer”) has established a Euro Medium Term Note Programme (the “Programme”) for the issuance of up to €1,500,000,000 in aggregate principal amount of notes (the “Notes”).

(b)	Pricing Supplement: Notes issued under the Programme are issued in series (each a “Series”) and each Series may comprise one or more tranches (each a “Tranche”) of Notes. Each Tranche is the subject of a Pricing Supplement (the “Pricing Supplement”) which completes these Conditions. The terms and conditions applicable to any particular Tranche of Notes are these Conditions as completed by the relevant Pricing Supplement.

(c)	Agency Agreement: The Notes are the subject of and issued pursuant to an amended and restated agency agreement dated 11 May 2015 (the “Agency Agreement”) between the Issuer and Citibank, N.A., London Branch as fiscal agent (the “Fiscal Agent,” which expression includes any successor fiscal agent appointed from time to time in connection with the Notes) and the paying agents named therein (together with the Fiscal Agent, the “Paying Agents,” which expression includes any successor or additional paying agents appointed from time to time in connection with the Notes) and with the benefit of a deed of covenant executed by the Issuer dated 11 May 2015 (the “Deed of Covenant”) in relation to the Notes.

(d)	The Notes: All subsequent references in these Conditions to “Notes” are to the Notes that are the subject of the relevant Pricing Supplement. Copies of the relevant Pricing Supplement are available during normal business hours at the Specified Office of the Fiscal Agent or at the office of the Paying Agent in London, the initial Specified Offices of which are set out below.

(e)	Summaries: Certain provisions of these Conditions are summaries of the Agency Agreement and are subject to their detailed provisions. The holders of the Notes (the “Noteholders”) and the holders of the related interest coupons, if any, (the “Couponholders” and the “Coupons,” respectively) are bound by, and are deemed to have notice of, all the provisions of the Agency Agreement applicable to them. Copies of the Agency Agreement and the Deed of Covenant are available for inspection during normal business hours at the Specified Offices of each of the Paying Agents, the initial Specified Offices of which are set out below.

2.	Interpretation

(a)	Definitions: In these Conditions the following expressions have the following meanings:

“Accrual Yield” means the amount as specified in the relevant Pricing Supplement;

“Additional Business Centre(s)” means the city or cities specified as such in the relevant Pricing Supplement;

“Additional Financial Centre(s)” means the city or cities specified as such in the relevant Pricing Supplement;

“Business Day” means:

(i)	in relation to any sum payable in euro, a TARGET Settlement Day and a day on which commercial banks and foreign exchange markets settle payments generally in each (if any) Additional Business Centre; and

(ii)	in relation to any sum payable in a currency other than euro, a day on which commercial banks and foreign exchange markets settle payments generally in London, in the Principal Financial Centre of the relevant currency and in each (if any) Additional Business Centre;

“Business Day Convention” means, in relation to any particular date, the business day convention specified in the relevant Pricing Supplement and, if so specified in the relevant Pricing Supplement, may have different meanings in relation to different dates and, in this context, the following expressions shall have the following meanings:

(i)	“Following Business Day Convention” means that the relevant date shall be postponed to the first following day that is a Business Day;

(ii)	“Modified Following Business Day Convention” or “Modified Business Day Convention” means that the relevant date shall be postponed to the first following day that is a Business Day unless that day falls in the next calendar month in which case that date will be the first preceding day that is a Business Day;

(iii)	“Preceding Business Day Convention” means that the relevant date shall be brought forward to the first preceding day that is a Business Day;

(iv)	“FRN Convention,” “Floating Rate Convention” or “Eurodollar Convention” means that each relevant date shall be the date which numerically corresponds to the preceding such date in the calendar month which is the number of months specified in the relevant Pricing Supplement as the Specified Period after the calendar month in which the preceding such date occurred provided, however, that:

(A)	if there is no such numerically corresponding day in the calendar month in which any such date should occur, then such date will be the last day which is a Business Day in that calendar month;

(B)	if any such date would otherwise fall on a day which is not a Business Day, then such date will be the first following day which is a Business Day unless that day falls in the next calendar month, in which case it will be the first preceding day which is a Business Day; and

(C)	if the preceding such date occurred on the last day in a calendar month which was a Business Day, then all subsequent such dates will be the last day which is a Business Day in the calendar month which is the specified number of months after the calendar month in which the preceding such date occurred; and

(v)	“No Adjustment” means that the relevant date shall not be adjusted in accordance with any Business Day Convention;

“Calculation Agent” means the Fiscal Agent or such other Person specified in the relevant Pricing Supplement as the party responsible for calculating the Rate(s) of Interest and Interest Amount(s) and/or such other amount(s) as may be specified in the relevant Pricing Supplement;

“Calculation Amount” means the amount specified in the relevant Pricing Supplement;

“Consolidated Assets” means the aggregate amount of assets (less applicable reserves for depreciation, amortization, unearned finance charges, allowance for credit losses and other properly deductible items) after deducting therefrom all goodwill, trade names, trademarks, patents, organization expenses and other like intangibles, all as set forth on the most recent balance sheet of the Issuer and its Subsidiaries and computed in accordance with generally accepted accounting principles;

“Coupon Sheet” means, in respect of a Note, a coupon sheet relating to the Note;

“Day Count Fraction” means, in respect of the calculation of an amount for any period of time (the “Calculation Period”), such day count fraction as may be specified in these Conditions or the relevant Pricing Supplement and:

(i)	if “Actual/Actual (ICMA)” is so specified, means:

(a)	where the Calculation Period is equal to or shorter than the Regular Period during which it falls, the actual number of days in the Calculation Period divided by the product of (1) the actual number of days in such Regular Period and (2) the number of Regular Periods in any year; and

(b)	where the Calculation Period is longer than one Regular Period, the sum of:

(A)	the actual number of days in such Calculation Period falling in the Regular Period in which it begins divided by the product of (1) the actual number of days in such Regular Period and (2) the number of Regular Periods in any year; and

(B)	the actual number of days in such Calculation Period falling in the next Regular Period divided by the product of (a) the actual number of days in such Regular Period and (2) the number of Regular Periods in any year;

(ii)	if “Actual/365” or “Actual/Actual (ISDA)” is so specified, means the actual number of days in the Calculation Period divided by 365 (or, if any portion of the Calculation Period falls in a leap year, the sum of (A) the actual number of days in that portion of the Calculation Period falling in a leap year divided by 366 and (B) the actual number of days in that portion of the Calculation Period falling in a non-leap year divided by 365);

(iii)	if “Actual/365 (Fixed)” is so specified, means the actual number of days in the Calculation Period divided by 365;

(iv)	if “Sterling/FRN” is so specified, means the actual number of days in the Interest Period divided by 365 or, in the case of an Interest Payment Date falling in a leap year, 366;

(v)	if “Actual/360” is so specified, means the actual number of days in the Calculation Period divided by 360;

(vi)	if “30/360” is so specified, means the number of days in the Calculation Period divided by 360 (the number of days to be calculated on the basis of a year of 360 days with 12 30-day months (unless (i) the last day of the Calculation Period is the 31st day of a month but the first day of the Calculation Period is a day other than the 30th or 31st day of a month, in which case the month that includes that last day shall not be considered to be shortened to a 30-day month, or (ii) the last day of the Calculation Period is the last day of the month of February, in which case the month of February shall not be considered to be lengthened to a 30-day month)); and

(vii)	if “30E/360” or “Eurobond Basis” is so specified means, the number of days in the Calculation Period divided by 360 (the number of days to be calculated on the basis of a year of 360 days with 12 30-day months, without regard to the date of the first day or last day of the Calculation Period unless, in the case of the final Calculation Period, the date of final maturity is the last day of the month of February, in which case the month of February shall not be considered to be lengthened to a 30-day month);

“Early Redemption Amount (Tax)” means, in respect of any Note, its principal amount or such other amount as may be specified in the relevant Pricing Supplement;

“Early Termination Amount” means, in respect of any Note, its principal amount or such other amount as may be specified in the Pricing Supplement and/or determined in accordance with these Conditions;

“EURIBOR” means, in respect of any specified currency and any specified period, the interest rate benchmark known as the Euro zone interbank offered rate which is calculated and published by a designated distributor (currently Thomson Reuters) in accordance with the requirements from time to time of the European Banking Federation (or any other person which takes over administration for that rate) based on estimated interbank borrowing rates for a number of designated currencies and maturities which are provided, in respect of each such currency, by a panel of contributor banks (details of historic EURIBOR rates can be obtained from the designated distributor);

“Extraordinary Resolution” has the meaning given in the Agency Agreement;

“Final Redemption Amount” means, in respect of any Note, its principal amount or such other amount as may be specified in the relevant Pricing Supplement;

“First Interest Payment Date” means the date specified in the relevant Pricing Supplement;

“Fixed Coupon Amount” means the amount specified in the relevant Pricing Supplement;

“Indebtedness” means any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by the Issuer;

“Interest Amount” means, in relation to a Note and an Interest Period, the amount of interest payable in respect of that Note for that Interest Period;

“Interest Commencement Date” means the Issue Date of the Notes or such other date as may be specified as the Interest Commencement Date in the relevant Pricing Supplement;

“Interest Determination Date” means the date specified in the relevant Pricing Supplement;

“Interest Payment Date” means the First Interest Payment Date and any other date or dates specified as such in the relevant Pricing Supplement and, if a Business Day Convention is specified in the relevant Pricing Supplement:

(i)	as the same may be adjusted in accordance with the relevant Business Day Convention; or

(ii)	if the Business Day Convention is the FRN Convention, Floating Rate Convention or Eurodollar Convention and an interval of a number of calendar months is specified in the relevant Pricing Supplement as being the Specified Period, each of such dates as may occur in accordance with the FRN Convention, Floating Rate Convention or Eurodollar Convention at such Specified Period of calendar months following the Interest Commencement Date (in the case of the First Interest Payment Date) or the previous Interest Payment Date (in any other case);

“Interest Period” means each period beginning on (and including) the Interest Commencement Date or any Interest Payment Date and ending on (but excluding) the next Interest Payment Date;

“ISDA Definitions” means the 2006 ISDA Definitions (as amended and updated as at the date of issue of the first Tranche of the Notes of the relevant Series (as specified in the relevant Pricing Supplement) as published by the International Swaps and Derivatives Association, Inc.) or, if so specified in the relevant Pricing Supplement, the 2000 ISDA Definitions (as amended and updated as at the date of issue of the first Tranche of the Notes of the relevant Series (as specified in the relevant Pricing Supplement) as published by the International Swaps and Derivatives Association, Inc.);

“Issue Date” means the date specified in the relevant Pricing Supplement;

“LIBOR” means, in respect of any specified currency and any specified period, the interest rate benchmark known as the London interbank offered rate which is calculated and published by a designated distributor (currently Thomson Reuters) in accordance with the requirements from time to time of ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) based on estimated interbank borrowing rates for a number of designated currencies and maturities which are provided, in respect of each such currency, by a panel of contributor banks (details of historic LIBOR rates can be obtained from the designated distributor);

“Liens” means any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, including but not limited to a security interest arising from a mortgage, encumbrance, pledge, conditional sale or trust receipt, or a lease, consignment or bailment for security purposes. For the purposes of this definition, a Person shall be deemed to be the owner of any Property which it has or holds subject to a conditional sale arrangement, financing lease or other arrangement pursuant to which title to the Property has been retained by or is vested in some other Person for security purposes;

“Margin” means the margin specified in the relevant Pricing Supplement;

“Maturity Date” means the date specified in the relevant Pricing Supplement;

“Maximum Redemption Amount” means the amount specified in the relevant Pricing Supplement;

“Minimum Redemption Amount” means the amount specified in the relevant Pricing Supplement;

“Optional Redemption Amount (Call)” means, in respect of any Note, its principal amount or such other amount as may be specified in the relevant Pricing Supplement;

“Optional Redemption Amount (Put)” means, in respect of any Note, its principal amount or such other amount as may be specified in the relevant Pricing Supplement;

“Optional Redemption Date (Call)” means the date specified in the relevant Pricing Supplement;

“Optional Redemption Date (Put)” means the date specified in the relevant Pricing Supplement;

“Participating Member State” means a Member State of the European Union that adopts the euro as its lawful currency in accordance with the Treaty;

“Payment Business Day” means:

(i)	if the currency of payment is euro, any day which is:

(A)	a day on which banks in the relevant place of presentation are open for presentation and payment of bearer debt securities and for dealings in foreign currencies; and

(B)	in the case of payment by transfer to an account, a TARGET Settlement Day and a day on which dealings in foreign currencies may be carried on in each (if any) Additional Financial Centre; or

(ii)	if the currency of payment is not euro, any day which is:

(A)	a day on which banks in the relevant place of presentation are open for presentation and payment of bearer debt securities and for dealings in foreign currencies; and

(B)	in the case of payment by transfer to an account, a day on which dealings in foreign currencies may be carried on in the Principal Financial Centre of the currency of payment and in each (if any) Additional Financial Centre;

“Person” means any individual, company, corporation, firm, partnership, joint venture, association, organization, state or agency of a state or other entity, whether or not having separate legal personality;

“Principal Financial Centre” means, in relation to any currency, the principal financial centre for that currency provided, however, that in relation to euro, it means the principal financial centre of such Member State of the European Union as is selected (in the case of a payment) by the payee or (in the case of a calculation) by the Calculation Agent;

“Property” means any kind of property or asset, whether real, personal or mixed, tangible or intangible;

“Put Option Notice” means a notice that must be delivered to a Paying Agent by any Noteholder wanting to exercise a right to redeem a Note at the option of the Noteholder;

“Put Option Receipt” means a receipt issued by a Paying Agent to a depositing Noteholder upon deposit of a Note with such Paying Agent by any Noteholder wanting to exercise a right to redeem a Note at the option of the Noteholder;

“Rate of Interest” means the rate or rates (expressed as a percentage per annum) of interest payable in respect of the Notes specified in the relevant Pricing Supplement and/or calculated or determined in accordance with the provisions of these Conditions;

“Redemption Amount” means, as appropriate, the Final Redemption Amount, the Early Redemption Amount (Tax), the Optional Redemption Amount (Call), the Optional Redemption Amount (Put), the Early Termination Amount or such other amount in the nature of a redemption amount as may be specified in the relevant Pricing Supplement;

“Reference Banks” means the reference banks specified in the relevant Pricing Supplement or, if none, four major banks selected by the Calculation Agent in the market that is most closely connected with the Reference Rate;

“Reference Price” means the reference price specified in the relevant Pricing Supplement;

“Reference Rate” means EURIBOR or LIBOR as specified in the relevant Pricing Supplement in respect of the currency and period specified in the relevant Pricing Supplement;

“Regular Period” means:

(i)	in the case of Notes where interest is scheduled to be paid only by means of regular payments, each period from and including the Interest Commencement Date to but excluding the First Interest Payment Date and each successive period from and including one Interest Payment Date to but excluding the next Interest Payment Date;

(ii)	in the case of Notes where, apart from the first Interest Period, interest is scheduled to be paid only by means of regular payments, each period from and including a Regular Date falling in any year to but excluding the next Regular Date, where “Regular Date” means the day and month (but not the year) on which any Interest Payment Date falls; and

(iii)	in the case of Notes where, apart from one Interest Period other than the first Interest Period, interest is scheduled to be paid only by means of regular payments, each period from and including a Regular Date falling in any year to but excluding the next Regular Date, where “Regular Date” means the day and month (but not the year) on which any Interest Payment Date falls other than the Interest Payment Date falling at the end of the irregular Interest Period;

“Relevant Date” means, in relation to any payment, whichever is the later of (a) the date on which the payment in question first becomes due and (b) if the full amount payable has not been received in the Principal Financial Centre of the currency of payment by the Fiscal Agent on or prior to such due date, the date on which (the full amount having been so received) notice to that effect has been given to the Noteholders;

“Relevant Financial Centre” means the relevant financial centre specified in the relevant Pricing Supplement;

“Relevant Screen Page” means the page, section or other part of a particular information service (including, without limitation, the Reuter Money 3000 Service) specified as the Relevant Screen Page in the relevant Pricing Supplement, or such other page, section or other part as may replace it on that information service or such other information service, in each case, as may be nominated by the Person providing or sponsoring the information appearing there for the purpose of displaying rates or prices comparable to the Reference Rate;

“Relevant Time” means the time specified in the relevant Pricing Supplement;

“Reserved Matter” means any proposal

(i)	to change any date fixed for payment of principal or interest in respect of the Notes, to reduce the amount of principal or interest payable on any date in respect of the Notes, to alter the method of calculating the amount of any payment in respect of the Notes or the date for any such payment;

(ii)	to effect the exchange or substitution of the Notes for, or the conversation of the Notes into, shares bonds or other obligations or securities of the Issuer or any other Person or body corporate formed or to be formed;

(iii)	to change the currency in which amounts due in respect of the Notes are payable;

(iv)	to change the quorum required at any Meeting or the majority required to pass an Extraordinary Resolution; or

(v)	to amend this definition;

“Restricted Debt” when used with respect to the Issuer or any Subsidiary of the Issuer, means any present or future indebtedness for money borrowed evidenced by any note, bond, debenture or other evidence of indebtedness for money borrowed which is, or is capable of being, listed, quoted or traded on any stock exchange or in any securities market (including, without limitation, any over-the counter market), for which the Issuer or such Subsidiary of the Issuer is liable, directly or indirectly, absolutely or contingently. Restricted Debt shall not include any indebtedness for the payment, redemption or satisfaction of which money (or other Property permitted under the instrument creating or evidencing such indebtedness) in the necessary amount shall have been deposited in trust with a trustee or proper depository at or before the maturity or redemption date thereof. For the purposes of this definition, “indebtedness for money borrowed” shall include, without limitation, obligations created or arising under any conditional sale, financing lease, or other title retention agreement and obligations to pay for Property;

“Specified Currency” means the currency specified in the relevant Pricing Supplement;

“Specified Denomination(s)” means the denomination(s) specified in the relevant Pricing Supplement;

“Specified Office” has the meaning given in the Agency Agreement;

“Specified Period” means the period specified in the relevant Pricing Supplement;

“Subsidiary” means, in relation to any Person (the “first Person”) at any particular time, any other Person (the “second Person”):

(i)	whose affairs and policies the first Person controls or has the power to control, whether by ownership of share capital, contract, the power to appoint or remove members of the governing body of the second Person or otherwise; or

(ii)	whose financial statements are, in accordance with applicable law and generally accepted accounting principles, consolidated with those of the first Person;

“Talon” means a talon for further Coupons;

“TARGET2” means the Trans-European Automated Real-Time Gross Settlement Express Transfer payment system which utilizes a single shared platform and which was launched on 19 November 2007;

“TARGET Settlement Day” means any day on which TARGET2 is open for the settlement of payments in euro;

“Treaty” means the Treaty on the Functioning of the European Union, as amended; and

“Zero Coupon Note” means a Note specified as such in the relevant Pricing Supplement.

(b)	Interpretation: In these Conditions:

(i)	if the Notes are Zero Coupon Notes, references to Coupons and Couponholders are not applicable;

(ii)	if Talons are specified in the relevant Pricing Supplement as being attached to the Notes at the time of issue, references to Coupons shall be deemed to include references to Talons;

(iii)	if Talons are not specified in the relevant Pricing Supplement as being attached to the Notes at the time of issue, references to Talons are not applicable;

(iv)	any reference to principal shall be deemed to include the Redemption Amount, any additional amounts in respect of principal which may be payable under Condition 11 (Taxation), any premium payable in respect of a Note and any other amount in the nature of principal payable pursuant to these Conditions;

(v)	any reference to interest shall be deemed to include any additional amounts in respect of interest which may be payable under Condition 11 (Taxation) and any other amount in the nature of interest payable pursuant to these Conditions;

(vi)	references to Notes being “outstanding” shall be construed in accordance with the Agency Agreement;

(vii)	if an expression is stated in Condition 2(a) to have a meaning as specified in the relevant Pricing Supplement, but the relevant Pricing Supplement does not so specify or specifies that such expression is “not applicable” then such expression is not applicable to the Notes; and

(viii)	any reference to the Agency Agreement shall be construed as a reference to the Agency Agreement as amended and/or supplemented up to and including the Issue Date of the Notes.

3.	Form, Denomination and Title

The Notes are in bearer form in the Specified Denomination(s) with Coupons and, if specified in the relevant Pricing Supplement, Talons attached at the time of issue. In the case of a Series of Notes with more than one Specified Denomination, Notes of one Specified Denomination will not be exchangeable for Notes of another Specified Denomination. The minimum Specified Denomination shall be €1,000 (or its equivalent in any other currency as at the date of issue of the relevant Notes). Title to the Notes and the Coupons will pass by delivery. The holder of any Note or Coupon shall (except as otherwise required by law) be treated as its absolute owner for all purposes (whether or not it is overdue and regardless of any notice of ownership, trust or any other interest therein, any writing thereon or any notice of any previous loss or theft thereof) and no Person shall be liable for so treating such holder. No Person shall have any right to enforce any term or condition of any Note under the Contracts (Rights of Third Parties) Act 1999.

4.	Status of Notes

The Notes constitute direct, general, unconditional, unsubordinated and (without prejudice to the provisions of Condition 5 (Negative Pledge)) unsecured obligations of the Issuer which will at all times rank pari passu among themselves and at least pari passu with all other present and future unsecured and unsubordinated obligations of the Issuer, save for such obligations as may be preferred by provisions of law that are both mandatory and of general application and subject to Condition 5 (Negative Pledge).

5.	Negative Pledge

After the date hereof, the Issuer will not itself, and will not permit any Subsidiary of the Issuer to, create, incur or suffer to exist, any Lien on any Property of the Issuer or any Subsidiary of the Issuer securing any Restricted Debt, without effectively providing that the Notes (together with, if the Issuer shall so determine, any other indebtedness of the Issuer or such Subsidiary then existing or thereafter created) shall be secured equally and rateably with (or, at the option of the Issuer, prior to) such secured Restricted Debt, so long as such secured Restricted Debt shall be so secured, unless, after giving effect thereto, the aggregate amount of all Restricted Debt of the Issuer and its Subsidiaries secured by Liens on Property of the Issuer and its Subsidiaries would not exceed 15 per cent. of Consolidated Assets; provided, however, that this Condition 5 shall not apply to, and there shall be excluded from Restricted Debt secured by Liens in any computation under this Condition 5, Restricted Debt secured only by:

(i)	Liens on Property of, or on any shares of capital stock of, any corporation existing at the time such corporation becomes a Subsidiary of the Issuer;

(ii)	Liens in favour of the Issuer or any Subsidiary of the Issuer or Liens securing any indebtedness of a Subsidiary to the Issuer or of the Issuer or a Subsidiary to a Subsidiary of the Issuer;

(iii)	Liens in favour of any governmental body (or surety for any governmental body) to secure progress, advance or other payments pursuant to any contract or provision of any statute or rule of court;

(iv)	Liens of any other creditors on Property repossessed in the ordinary course of business which comprises collateral security for defaulted indebtedness or additional Liens created on any such Property for the purpose of protecting the interest of the Issuer therein;

(v)	A banker’s Lien or other right of offset in favour of any lender or other holder of Restricted Debt on money deposited with such lender or holder in the ordinary course of business;

(vi)	Liens on Property and rentals therefrom existing at the time of acquisition thereof, or to secure the payment of all or any part of the purchase price thereof or construction thereon or to secure any Restricted Debt incurred prior to, at the time of, or within 180 days after the later of the acquisition of such Property of the completion of construction for the purpose of financing all or any part of the purchase price thereof or construction thereon; or

(vii)	Any extension, renewal or replacement (or successive extensions, renewals or replacements), as a whole or in part, of any Lien referred to in the foregoing clauses (i) through (vi), inclusive; provided, however, that such extension, renewal or replacement Lien shall be limited to all or part of the same Property that secured the Lien extended, renewed or replaced (plus improvements on such Property).

For purposes of this Condition 5 an “acquisition” of Property shall include any transaction or Series of transactions by which the Issuer or a Subsidiary of the Issuer acquires, directly or indirectly, an interest, or an additional interest (to the extent thereof), in such Property, including without limitation an acquisition through merger or consolidation with, or an acquisition of an interest in, a Person owning an interest in such Property.

6.	Fixed Rate Note Provisions

(a)	Application: This Condition 6 (Fixed Rate Note Provisions) is applicable to the Notes only if the Fixed Rate Note Provisions are specified in the relevant Pricing Supplement as being applicable.

(b)	Accrual of interest: The Notes bear interest from the Interest Commencement Date at the Rate of Interest payable in arrear on each Interest Payment Date, subject as provided in Condition 10 (Payments). Each Note will cease to bear interest from the due date for final redemption unless, upon due presentation, payment of the Redemption Amount is improperly withheld or refused, in which case it will continue to bear interest in accordance with this Condition 6 (as well after as before judgment) until whichever is the earlier of (i) the day on which all sums due in respect of such Note up to that day are received by or on behalf of the relevant Noteholder and (ii) the day which is seven days after the Fiscal Agent has notified the Noteholders that it has received all sums due in respect of the Notes up to such seventh day (except to the extent that there is any subsequent default in payment).

(c)	Fixed Coupon Amount: The amount of interest payable in respect of each Note for any Interest Period shall be the relevant Fixed Coupon Amount and, if the Notes are in more than one Specified Denomination, shall be the relevant Fixed Coupon Amount in respect of the relevant Specified Denomination.

(d)	Calculation of interest amount: The amount of interest payable in respect of each Note for any period for which a Fixed Coupon Amount is not specified shall be calculated by applying the Rate of Interest to the Calculation Amount, multiplying the product by the relevant Day Count Fraction and rounding the resulting figure to the nearest sub-unit of the Specified Currency (half a sub-unit being rounded upwards) and multiplying such rounded figure by a fraction equal to the Specified Denomination of such Note divided by the Calculation Amount. For this purpose a “sub-unit” means, in the case of any currency other than euro, the lowest amount of such currency that is available as legal tender in the country of such currency and, in the case of euro, means one cent.

7.	Floating Rate Note Provisions

(a)	Application: This Condition 7 (Floating Rate Note Provisions) is applicable to the Notes only if the Floating Rate Note Provisions are specified in the relevant Pricing Supplement as being applicable.

(b)	Accrual of interest: The Notes bear interest from the Interest Commencement Date at the Rate of Interest payable in arrear on each Interest Payment Date, subject as provided in Condition 10 (Payments). Each Note will cease to bear interest from the due date for final redemption unless, upon due presentation, payment of the Redemption Amount is improperly withheld or refused, in which case it will continue to bear interest in accordance with this Condition (as well after as before judgment) until whichever is the earlier of (i) the day on which all sums due in respect of such Note up to that day are received by or on behalf of the relevant Noteholder and (ii) the day which is seven days after the Fiscal Agent has notified the Noteholders that it has received all sums due in respect of the Notes up to such seventh day (except to the extent that there is any subsequent default in payment).

(c)	Screen Rate Determination: If Screen Rate Determination is specified in the relevant Pricing Supplement as the manner in which the Rate(s) of Interest is/are to be determined, the Rate of Interest applicable to the Notes for each Interest Period will be determined by the Calculation Agent on the following basis:

(i)	if the Reference Rate is a composite quotation or customarily supplied by one entity, the Calculation Agent will determine the Reference Rate which appears on the Relevant Screen Page as of the Relevant Time on the relevant Interest Determination Date;

(ii)	if Linear Interpolation is specified as applicable in respect of an Interest Period in the applicable Pricing Supplement, the Rate of Interest for such Interest Period shall be calculated by the Calculation Agent by straight-line linear interpolation by reference to two rates which appear on the Relevant Screen Page as of the Relevant Time on the relevant Interest Determination Date, where:

(A)	one rate shall be determined as if the relevant Interest Period were the period of time for which rates are available next shorter than the length of the relevant Interest Period; and

(B)	the other rate shall be determined as if the relevant Interest Period were the period of time for which rates are available next longer than the length of the relevant Interest Period;

provided, however, that if no rate is available for a period of time next shorter or, as the case may be, next longer than the length of the relevant Interest Period, then the Calculation Agent shall determine such rate at such time and by reference to such sources as it determines appropriate;

(iii)	in any other case, the Calculation Agent will determine the arithmetic mean of the Reference Rates which appear on the Relevant Screen Page as of the Relevant Time on the relevant Interest Determination Date;

(iv)	if, in the case of (i) above, such rate does not appear on that page or, in the case of (ii) above, fewer than two such rates appear on that page or if, in either case, the Relevant Screen Page is unavailable, the Calculation Agent will:

(A)	request the principal Relevant Financial Centre office of each the Reference Banks to provide a quotation of the Reference Rate at approximately the Relevant Time on the Interest Determination Date to prime banks in the Relevant Financial Centre interbank market in an amount that is representative for a single transaction in that market at that time; and

(B)	determine the arithmetic mean of such quotations; and

(v)	if fewer than two such quotations are provided as requested, the Calculation Agent will determine the arithmetic mean of the rates (being the nearest to the Reference Rate, as determined by the Calculation Agent) quoted by major banks in the Principal Financial Centre of the Specified Currency, selected by the Calculation Agent, at approximately 11.00 a.m. (local time in the Principal Financial Centre of the Specified Currency) on the first day of the relevant Interest Period for loans in the Specified Currency to leading European banks for a period equal to the relevant Interest Period and in an amount that is representative for a single transaction in that market at that time, and the Rate of Interest for such Interest Period shall be the sum of the Margin and the rate or (as the case may be) the arithmetic mean so determined; provided, however, that if the Calculation Agent is unable to determine a rate or (as the case may be) an arithmetic mean in accordance with the above provisions in relation to any Interest Period, the Rate of Interest applicable to the Notes during such Interest Period will be the sum of the Margin and the rate or (as the case may be) the arithmetic mean last determined in relation to the Notes in respect of a preceding Interest Period.

(d)	ISDA Determination: If ISDA Determination is specified in the relevant Pricing Supplement as the manner in which the Rate(s) of Interest is/are to be determined, the Rate of Interest applicable to the Notes for each Interest Period will be the sum of the Margin and the relevant ISDA Rate where “ISDA Rate” in relation to any Interest Period means a rate equal to the Floating Rate (as defined in the ISDA Definitions) that would be determined by the Calculation Agent under an interest rate swap transaction if the Calculation Agent were acting as Calculation Agent for that interest rate swap transaction under the terms of an agreement incorporating the ISDA Definitions and under which:

(i)	the Floating Rate Option (as defined in the ISDA Definitions) is as specified in the relevant Pricing Supplement;

(ii)	the Designated Maturity (as defined in the ISDA Definitions) is a period specified in the relevant Pricing Supplement;

(iii)	the relevant Reset Date (as defined in the ISDA Definitions) is either (A) if the relevant Floating Rate Option is based on LIBOR for a currency, the first day of that Interest Period or (B) in any other case, as specified in the relevant Pricing Supplement; and

(iv)	if Linear Interpolation is specified as applicable in respect of an Interest Period in the applicable Pricing Supplement, the Rate of Interest for such Interest Period shall be calculated by the Calculation Agent by straight-line linear interpolation by reference to two rates based on the relevant Floating Rate Option, where:

(A)	one rate shall be determined as if the Designated Maturity were the period of time for which rates are available next shorter than the length of the relevant Interest Period; and

(B)	the other rate shall be determined as if the Designated Maturity were the period of time for which rates are available next longer than the length of the relevant Interest Period provided, however, that if there is no rate available for a period of time next shorter than the length of the relevant Interest Period or, as the case may be, next longer than the length of the relevant Interest Period, then the Calculation Agent shall determine such rate at such time and by reference to such sources as it determines appropriate.

(e)	Maximum or Minimum Rate of Interest: If any Maximum Rate of Interest or Minimum Rate of Interest is specified in the relevant Pricing Supplement, then the Rate of Interest shall in no event be greater than the maximum or be less than the minimum so specified.

(f)	Calculation of Interest Amount: The Calculation Agent will, as soon as practicable after the time at which the Rate of Interest is to be determined in relation to each Interest Period, calculate the Interest Amount payable in respect of each Note for such Interest Period. The Interest Amount will be calculated by applying the Rate of Interest for such Interest Period to the Calculation Amount, multiplying the product by the relevant Day Count Fraction, rounding the resulting figure to the nearest sub-unit of the Specified Currency (half a sub-unit being rounded upwards) and multiplying such rounded figure by a fraction equal to the Specified Denomination of the relevant note divided by the Calculation amount. For this purpose a “sub-unit” means, in the case of any currency other than euro, the lowest amount of such currency that is available as legal tender in the country of such currency and, in the case of euro, means one cent.

(g)	Publication: The Calculation Agent will cause each Rate of Interest and Interest Amount determined by it, together with the relevant Interest Payment Date, and any other amount(s) required to be determined by it together with any relevant payment date(s) to be notified to the Paying Agents and the London Stock Exchange as soon as practicable after such determination but (in the case of each Rate of Interest, Interest Amount and Interest Payment Date) in any event not later than the first day of the relevant Interest Period. Notice thereof shall also promptly be given to the Noteholders. The Calculation Agent will be entitled to recalculate any Interest Amount (on the basis of the foregoing provisions) in the event of an extension or shortening of the relevant Interest Period. If the Calculation Amount is less than the minimum Specified Denomination the Calculation Agent shall not be obliged to publish each Interest Amount but instead may publish only the Calculation Amount and the Interest Amount in respect of a Note having the minimum Specified Denomination.

(h)	Notifications etc.: All notifications, opinions, determinations, certificates, calculations, quotations and decisions given, expressed, made or obtained for the purposes of this Condition by the Calculation Agent will (in the absence of manifest error) be binding on the Issuer, the Paying Agents, the Noteholders and the Couponholders and (subject as aforesaid) no liability to any such Person will attach to the Calculation Agent in connection with the exercise or non-exercise by it of its powers, duties and discretions for such purposes.

8.	Zero Coupon Note Provisions

(a)	Application: This Condition 8 (Zero Coupon Note Provisions) is applicable to the Notes only if the Zero Coupon Note Provisions are specified in the relevant Pricing Supplement as being applicable.

(b)	Late payment on Zero Coupon Notes: If the Redemption Amount payable in respect of any Zero Coupon Note is improperly withheld or refused, the Redemption Amount shall thereafter be an amount equal to the sum of:

(i)	the Reference Price; and

(ii)	the product of the Accrual Yield (compounded annually) being applied to the Reference Price on the basis of the relevant Day Count Fraction from (and including) the Issue Date to (but excluding) whichever is the earlier of (i) the day on which all sums due in respect of such Note up to that day are received by or on behalf of the relevant Noteholder and (ii) the day which is seven days after the Fiscal Agent has notified the Noteholders that it has received all sums due in respect of the Notes up to such seventh day (except to the extent that there is any subsequent default in payment).

9.	Redemption and Purchase

(a)	Scheduled redemption: Unless previously redeemed, or purchased and cancelled, the Notes will be redeemed at their Final Redemption Amount on the Maturity Date, subject as provided in Condition 10 (Payments).

(b)	Redemption for tax reasons: The Notes may be redeemed at the option of the Issuer in whole, but not in part:

(i)	at any time (if the Floating Rate Note Provisions are specified in the relevant Pricing Supplement as not being applicable); or

(ii)	on any Interest Payment Date (if the Floating Rate Note Provisions are specified in the relevant Pricing Supplement as being applicable),

on giving not less than 30 nor more than 60 days’ notice to the Noteholders (which notice shall be irrevocable), at their Early Redemption Amount (Tax), together with interest accrued (if any) to the date fixed for redemption, if:

(A)	(x) the Issuer has or will become obliged to pay additional amounts as provided or referred to in Condition 11 (Taxation) as a result of any change in, or amendment to, the laws or regulations of The Netherlands or the United States of America or any political subdivision or any authority thereof or therein having power to tax, or any change in the application or official interpretation of such laws or regulations (including a holding by a court of competent jurisdiction), which change or amendment becomes effective on or after the date of issue of the first Tranche of the Notes; and (y) such obligation cannot be avoided by the Issuer taking reasonable measures available to it; or

(B)	the Issuer shall determine that any payment made outside the United States by the Issuer or any Paying Agents in respect of any Note or Coupon appertaining thereto would, under any present or future laws or regulations of the United States affecting taxation or otherwise, be subject to any certification, information or other reporting requirement of U.S. law or regulation with regard to the nationality, residence or identity of a beneficial owner (other than reporting requirements pursuant to Sections 1471 to 1474 of the Internal Revenue Code, pursuant to any intergovernmental agreement or implementing legislation adopted by another jurisdiction in connection with these provisions of the Internal Revenue Code, or pursuant to any agreement with the U.S. Internal Revenue Service), who is not a U.S. Person, of such instrument or Coupon (other than a requirement that: (x) would not be applicable to a payment made (1) directly to the beneficial owner or (2) to a custodian, nominee or other agent of the beneficial owner; or (y) could be satisfied by the holder, custodian, nominee or other agent certifying that the beneficial owner is not a U.S. Person, provided, however, that in each case referred to in (x)(2) or (y) payment by any such custodian, nominee or agent to the beneficial owner is not otherwise subject to any requirement referred to in this sentence; or (z) would not be applicable to a payment made by at least one paying agent), provided, however, that no such notice of redemption shall be given earlier than:

(1)	where the Notes may be redeemed at any time, 90 days prior to the earliest date on which the Issuer would be obliged to pay such additional amounts if a payment in respect of the Notes were then due; or

(2)	where the Notes may be redeemed only on an Interest Payment Date, 60 days prior to the Interest Payment Date occurring immediately before the earliest date on which the Issuer would be obliged to pay such additional amounts if a payment in respect of the Notes were then due.

Prior to the publication of any notice of redemption pursuant to this paragraph, the Issuer shall deliver to the Fiscal Agent (A) a certificate signed by two members of the Board of Management of the Issuer stating that the Issuer is entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to the right of the Issuer so to redeem have occurred and (B) (in the case of redemption under Condition 9(b)(A)) an opinion of independent legal advisers of recognized standing to the effect that the Issuer has or will become obliged to pay such additional amounts as a result of such change or amendment. Upon the expiry of any such notice as is referred to in this Condition 9(b), the Issuer shall be bound to redeem the Notes in accordance with this Condition 9(b).

(c)	Redemption at the option of the Issuer: If the Call Option is specified in the relevant Pricing Supplement as being applicable, the Notes may be redeemed at the option of the Issuer in whole or, if so specified in the relevant Pricing Supplement, in part on any Optional Redemption Date (Call) at the relevant Optional Redemption Amount (Call) on the Issuer giving not less than 30 nor more than 60 days’ notice to the Noteholders (which notice shall be irrevocable and shall oblige the Issuer to redeem the Notes or, as the case may be, the Notes specified in such notice on the relevant Optional Redemption Date (Call) at the Optional Redemption Amount (Call) plus accrued interest (if any) to such date).

(d)	Partial redemption: If the Notes are to be redeemed in part only on any date in accordance with Condition 9(c) (Redemption at the option of the Issuer), the Notes to be redeemed shall be selected by the drawing of lots in such place and in such manner as may be fair and reasonable in the circumstances, taking into account prevailing market practices, subject to compliance with applicable law and the rules of the London Stock Exchange and the notice to Noteholders referred to in Condition 9(c) (Redemption at the option of the Issuer) shall specify the serial numbers of the Notes so to be redeemed. If any Maximum Redemption Amount or Minimum Redemption Amount is specified in the relevant Pricing Supplement, then the Optional Redemption Amount (Call) shall in no event be greater than the maximum or be less than the minimum so specified.

(e)	Redemption at the option of Noteholders: If the Put Option is specified in the relevant Pricing Supplement as being applicable, the Issuer shall, at the option of the holder of any Note, redeem such Note on the Optional Redemption Date (Put) specified in the relevant Put Option Notice at the relevant Optional Redemption Amount (Put) together with interest (if any) accrued to such date. In order to exercise the option contained in this Condition 9(e), the holder of a Note must, not less than 30 nor more than 60 days before the relevant Optional Redemption Date (Put), deposit with any Paying Agent such Note together with all unmatured Coupons relating thereto and a duly completed Put Option Notice in the form obtainable from any Paying Agent. The Paying Agent with which a Note is so deposited shall deliver a duly completed Put Option Receipt to the depositing Noteholder. No Note, once deposited with a duly completed Put Option Notice in accordance with this Condition 9(e), may be withdrawn; provided, however, that if, prior to the relevant Optional Redemption Date (Put), any such Note becomes immediately due and payable or, upon due presentation of any such Note on the relevant Optional Redemption Date (Put), payment of the redemption moneys is improperly withheld or refused, the relevant Paying Agent shall mail notification thereof to the depositing Noteholder at such address as may have been given by such Noteholder in the relevant Put Option Notice and shall hold such Note at its Specified Office for collection by the depositing Noteholder against surrender of the relevant Put Option Receipt. For so long as any outstanding Note is held by a Paying Agent in accordance with this Condition 9(e), the depositor of such Note and not such Paying Agent shall be deemed to be the holder of such Note for all purposes.

(f)	No other redemption: The Issuer shall not be entitled to redeem the Notes otherwise than as provided in paragraphs (a) to (e) above.

(g)	Early redemption of Zero Coupon Notes: Unless otherwise specified in the relevant Pricing Supplement, the Redemption Amount payable on redemption of a Zero Coupon Note at any time before the Maturity Date shall be an amount equal to the sum of:

(i)	the Reference Price; and

(ii)	the product of the Accrual Yield (compounded annually) being applied to the Reference Price from (and including) the Issue Date to (but excluding) the date fixed for redemption or (as the case may be) the date upon which the Note becomes due and payable.

Where such calculation is to be made for a period which is not a whole number of years, the calculation in respect of the period of less than a full year shall be made on the basis of such Day Count Fraction as may be specified in the Pricing Supplement for the purposes of this Condition 9(g) or, if none is so specified, a Day Count Fraction of 30E/360.

(h)	Purchase: The Issuer or any of its Subsidiaries may at any time purchase Notes in the open market or otherwise and at any price, provided that all unmatured Coupons are purchased therewith.

(i)	Cancellation: All Notes so redeemed or purchased by the Issuer or any of its Subsidiaries and any unmatured Coupons attached to or surrendered with them shall be cancelled and may not be reissued or resold.

10.	Payments

(a)	Principal: Payments of principal shall be made only against presentation and (provided that payment is made in full) surrender of Notes at the Specified Office of any Paying Agent outside the United States by cheque drawn in the currency in which the payment is due on, or by transfer to an account denominated in that currency (or, if that currency is euro, any other account to which euro may be credited or transferred) and maintained by the payee with, a bank in the Principal Financial Centre of that currency (in the case of a sterling cheque, a town clearing branch of a bank in the City of London). No payments on Notes will be made by mail to an address in the United States of America or by transfer to an account maintained in the United States of America.

(b)	Interest: Payments of interest shall, subject to paragraph (h) below, be made only against presentation and (provided that payment is made in full) surrender of the appropriate Coupons at the Specified Office of any Paying Agent outside the United States in the manner described in paragraph (a) above.

(c)	Payments in The City of New York: Payments of principal or interest in U.S. dollars may be made at the Specified Office of a Paying Agent in The City of New York if (i) the Issuer has appointed Paying Agents outside the United States with the reasonable expectation that such Paying Agents will be able to make payment of the full amount of the interest on the Notes in U.S. dollars when due, (ii) payment of the full amount of such interest in U.S. dollars at the offices of all such Paying Agents is illegal or effectively precluded by exchange controls or other similar restrictions and (iii) payment is permitted by applicable United States law.

(d)	Payments subject to fiscal laws: All payments in respect of the Notes are subject in all cases to any applicable fiscal or other laws and regulations in the place of payment, but without prejudice to the provisions of Condition 11 (Taxation). No commissions or expenses shall be charged to the Noteholders or Couponholders in respect of such payments.

(e)	Deductions for unmatured Coupons: If the relevant Pricing Supplement specifies that the Fixed Rate Note Provisions are applicable and a Note is presented without all unmatured Coupons relating thereto:

(i)	if the aggregate amount of the missing Coupons is less than or equal to the amount of principal due for payment, a sum equal to the aggregate amount of the missing Coupons will be deducted from the amount of principal due for payment; provided, however, that if the gross amount available for payment is less than the amount of principal due for payment, the sum deducted will be that proportion of the aggregate amount of such missing Coupons which the gross amount actually available for payment bears to the amount of principal due for payment;

(ii)	if the aggregate amount of the missing Coupons is greater than the amount of principal due for payment:

(A)	so many of such missing Coupons shall become void (in inverse order of maturity) as will result in the aggregate amount of the remainder of such missing Coupons (the “Relevant Coupons”) being equal to the amount of principal due for payment; provided, however, that where this sub-paragraph would otherwise require a fraction of a missing Coupon to become void, such missing Coupon shall become void in its entirety; and

(B)	a sum equal to the aggregate amount of the Relevant Coupons (or, if less, the amount of principal due for payment) will be deducted from the amount of principal due for payment; provided, however, that, if the gross amount available for payment is less than the amount of principal due for payment, the sum deducted will be that proportion of the aggregate amount of the Relevant Coupons (or, as the case may be, the amount of principal due for payment) which the gross amount actually available for payment bears to the amount of principal due for payment.

Each sum of principal so deducted shall be paid in the manner provided in paragraph (a) above against presentation and (provided that payment is made in full) surrender of the relevant missing Coupons.

(f)	Unmatured Coupons void: If the relevant Pricing Supplement specifies that this Condition 10(f) is applicable or that the Floating Rate Note Provisions are applicable, on the due date for final redemption of any Note or early redemption of such Note pursuant to Condition 9(b) (Redemption for tax reasons), Condition 9(e) (Redemption at the option of Noteholders), Condition 9(c) (Redemption at the option of the Issuer) or Condition 12 (Events of Default), all unmatured Coupons relating thereto (whether or not still attached) shall become void and no payment will be made in respect thereof.

(g)	Payments on Business Days: If the due date for payment of any amount in respect of any Note or Coupon is not a Payment Business Day in the place of presentation, the holder shall not be entitled to payment in such place of the amount due until the next succeeding Payment Business Day in such place and shall not be entitled to any further interest or other payment in respect of any such delay.

(h)	Payments other than in respect of matured Coupons: Payments of interest other than in respect of matured Coupons shall be made only against presentation of the relevant Notes at the Specified Office of any Paying Agent outside the United States (or in The City of New York if permitted by paragraph (c) above).

(i)	Partial payments: If a Paying Agent makes a partial payment in respect of any Note or Coupon presented to it for payment, such Paying Agent will endorse thereon a statement indicating the amount and date of such payment.

(j)	Exchange of Talons: On or after the maturity date of the final Coupon which is (or was at the time of issue) part of a Coupon Sheet relating to the Notes, the Talon forming part of such Coupon Sheet may be exchanged at the Specified Office of the Fiscal Agent or at the office of the Paying Agent in London for a further Coupon Sheet (including, if appropriate, a further Talon but excluding any Coupons in respect of which claims have already become void pursuant to Condition 13 (Prescription)). Upon the due date for redemption of any Note, any unexchanged Talon relating to such Note shall become void and no Coupon will be delivered in respect of such Talon.

11.	Taxation

(a)	Gross up: All payments of principal and interest in respect of the Notes and the Coupons by or on behalf of the Issuer shall be made free and clear of, and without withholding or deduction for or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature imposed, levied, collected, withheld or assessed by or on behalf of The Netherlands or the United States of America or any political subdivision therein or any authority therein or thereof having power to tax, unless the withholding or deduction of such taxes, duties, assessments, or governmental charges is required by law or agreement of the Issuer. In that event, the Issuer shall pay such additional amounts as will result in receipt by the Noteholders and the Couponholders of such amounts as would have been received by them had no such withholding or deduction been required, except that no such additional amounts shall be payable in respect of any Note or Coupon presented for payment:

(i)	by or on behalf of a holder which is liable for such taxes, duties, assessments or governmental charges in respect of such Note or Coupon by reason of its having some connection with the jurisdiction by which such taxes, duties, assessments or charges have been imposed, levied, collected, withheld or assessed other than the mere holding of the Note or Coupon; or

(ii)	where such withholding or deduction is required to be made pursuant to European Council Directive 2003/48/EC or any other Directive implementing the conclusions of the ECOFIN Council meeting of 26-27 November 2000 on the taxation of savings income or any law implementing or complying with, or introduced in order to conform to, such Directive; or

(iii)	by or on behalf of a holder who would have been able to avoid such withholding or deduction by presenting the relevant Note or Coupon to another Paying Agent in a Member State of the EU; or

(iv)	more than 30 days after the Relevant Date except to the extent that the holder of such Note or Coupon would have been entitled to such additional amounts on presenting such Note or Coupon for payment on the last day of such period of 30 days; or

(v)	where such withholding or deduction would not have been imposed but for the holder’s past or present status as a personal holding company, foreign personal holding company or passive foreign investment company with respect to the United States or a corporation that accumulates earnings to avoid U.S. federal income tax; or

(vi)	where such withholding or deduction would not have been imposed but for the holder’s past or present status as a “10 per cent. shareholder” of the obligor of the Note as defined in Section 871(h)(3) of the U.S. Internal Revenue Code or any successor provisions, a controlled foreign corporation related to the obligor of the Note or a bank that has invested in the Note as an extension of credit in the ordinary course of its trade or business; or

(vii)	where such withholding or deduction is required by the rules under Sections 1471 through 1474 of the U.S. Internal Revenue Code of 1986 (the “Code”) (or any amended or successor provisions), pursuant to any inter-governmental agreement, or implementing legislation adopted by another jurisdiction in connection with these provisions of the Code, or pursuant to any agreement with the U.S. Internal Revenue Service (“FATCA withholding”) as a result of a holder, beneficial owner or an intermediary that is not an agent of the Issuer not being entitled to receive payments free of FATCA withholding.

(b)	Taxing jurisdiction: If the Issuer becomes subject at any time to any taxing jurisdiction other than The Netherlands references in these Conditions to The Netherlands shall be construed as references to The Netherlands and/or such other jurisdiction.

12.	Events of Default

If any of the following events occurs and is continuing:

(a)	Non-payment: the Issuer fails to pay any amount of principal in respect of the Notes on the due date for payment thereof or fails to pay any amount of interest in respect of the Notes within 14 days of the due date for payment thereof; or

(b)	Breach of other obligations: the Issuer defaults in the performance or observance of any of its other obligations under or in respect of the Notes and such default remains unremedied for 30 days after written notice thereof, addressed to the Issuer by any Noteholder has been delivered to the Issuer or to the Specified Office of the Fiscal Agent; or

(c)	Cross-default of Issuer: the Issuer defaults under any Indebtedness, whether such Indebtedness now exists or shall hereafter be created, which default shall have resulted in Indebtedness in an aggregate principal amount exceeding €10,000,000 (or its equivalent in any other currency or currencies) (except that such euro amount shall not apply with respect to a default with respect to Notes of any other Series), becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without such acceleration having been rescinded or annulled or such Indebtedness having been discharged within a period of 30 days after there shall have been given, by registered or certified mail, to the Issuer by any Noteholder, a written notice specifying such default and requiring the Issuer to cause such acceleration to be rescinded or annulled or such Indebtedness to be discharged and stating that such notice is a “Notice of Default” under this Condition 12(c); or

(d)	Security enforced: a secured party or encumbrancer takes possession, or a receiver, manager or other similar officer is appointed, of the whole or a substantial part of the undertaking, assets and revenues of the Issuer or any of its Subsidiaries; or

(e)	Insolvency etc.: (i) the Issuer becomes insolvent or admits in writing that it is unable to pay its debts as they fall due, (ii) an administrator (including a bewindvoerder) or liquidator (including a curator) of the Issuer or the whole or a substantial part of the undertaking, assets and revenues of the Issuer is appointed (or application for any such appointment is made including an application for the Issuer to be declared bankrupt (failliet) or to be granted a moratorium of payments (surseance van betaling), unless such application is contested by the Issuer and/or discharged or stayed within 90 days or is cancelled or withdrawn within 90 days after the making thereof), (iii) the Issuer takes any action for a readjustment or deferment of any of its obligations or makes a general assignment or an arrangement or composition (akkoord) with or for the benefit of its creditors or declares a moratorium in respect of any of its Indebtedness; or

(f)	Winding up etc.: an order is made or an effective resolution is passed for the winding up, liquidation or dissolution (ontbinding en vereffening) of the Issuer or any of its Subsidiaries (otherwise than, in the case of a Subsidiary of the Issuer, for the purposes of or pursuant to an amalgamation, reorganisation or restructuring whilst solvent); or

(g)	Attachment etc.: an executory attachment (executorial beslag) or interlocutory attachment (conservatoir beslag) is made on all or a substantial part of the assets of the Issuer, or a similar measure under foreign law is made, unless such application is contested by the Issuer and/or discharged or stayed within 90 days, or is cancelled or withdrawn within 90 days after the making thereof; or

(h)	Enforcement proceedings: a distress, attachment, execution or other legal process is levied, enforced or sued out on or against the whole or a substantial part of the property, assets or revenues of the Issuer or any of its Subsidiaries and is not discharged or stayed within 90 days,

(i)	Keep Well Agreement etc. not in force: the Keep Well Agreement is not (or is claimed by either party thereto not to be) in full force and effect or is modified, amended or terminated in contravention of the provisions thereof, or the Issuer waives, or fails to take all reasonable steps to exercise, any of its rights under the Keep Well Agreement or PACCAR or the Issuer fails to perform or observe any obligation on its part under the Keep Well Agreement so as to affect materially and adversely the interests of any Noteholder or Couponholder;

then any outstanding Notes of a particular Series may by written notice, addressed by any Noteholder, delivered to the Issuer or to the Specified Office of the Fiscal Agent, be declared immediately due and payable, whereupon they shall become immediately due and payable at their Early Termination Amount together with accrued interest (if any) without further action or formality. Upon payment of the Early Termination Amount, all obligations of the Issuer in respect of payment of the principal amount of the Notes of such Series shall terminate.

13.	Prescription

Claims for principal shall become void unless the relevant Notes are presented for payment within ten years of the appropriate Relevant Date. Claims for interest shall become void unless the relevant Coupons are presented for payment within five years of the appropriate Relevant Date.

14.	Replacement of Notes and Coupons

If any Note or Coupon is lost, stolen, mutilated, defaced or destroyed, it may be replaced at the Specified Office of the Fiscal Agent, subject to all applicable laws and requirements of the London Stock Exchange, upon payment by the claimant of the expenses incurred in connection with such replacement and on such terms as to evidence, security, indemnity and otherwise as the Issuer may reasonably require. Mutilated or defaced Notes or Coupons must be surrendered before replacements will be issued.

15.	Agents

In acting under the Agency Agreement and in connection with the Notes and the Coupons, the Paying Agents act solely as agents of the Issuer and do not assume any obligations towards or relationship of agency or trust for or with any of the Noteholders or Couponholders.

The initial Paying Agents and their initial Specified Offices are listed below. The initial Calculation Agent (if any) is specified in the relevant Pricing Supplement. The Issuer reserves the right at any time to vary or terminate the appointment of any Paying Agent and to appoint a successor fiscal agent or Calculation Agent and additional or successor paying agents; provided, however, that:

(a)	the Issuer shall at all times maintain a Fiscal Agent; and

(b)	the Issuer undertakes that it will ensure that it maintains a paying agent in an EU Member State that will not be obliged to withhold or deduct tax pursuant to European Council Directive 2003/48/EC or any other Directive implementing the conclusions of the ECOFIN Council meeting of 26-27 November 2000 or any law implementing or complying with, or introduced in order to conform to, such Directive; and

(c)	if a Calculation Agent is specified in the relevant Pricing Supplement, the Issuer shall at all times maintain a Calculation Agent; and

(d)	if and for so long as the Notes are admitted to listing and trading on the London Stock Exchange and it requires the appointment of a Paying Agent in any particular place, the Issuer shall maintain a Paying Agent having its Specified Office in the place required by the London Stock Exchange.

In addition, the Issuer shall forthwith appoint a Paying Agent in New York City in respect of any Notes denominated in U.S. dollars in the circumstances described in Condition 10(c).

Notice of any change in any of the Paying Agents or in their Specified Offices shall promptly be given to the Noteholders.

16.	Meetings of Noteholders; Modification and Waiver

(a)	Meetings of Noteholders: The Agency Agreement contains provisions for convening meetings of Noteholders to consider matters relating to the Notes, including the modification of any provision of these Conditions. Any such modification may be made if sanctioned by an Extraordinary Resolution. Such a meeting may be convened by the Issuer and shall be convened by them upon the request in writing of Noteholders holding not less than one-tenth of the aggregate principal amount of the outstanding Notes. The quorum at any meeting convened to vote on an Extraordinary Resolution will be two or more Persons holding or representing one more than half of the aggregate principal amount of the outstanding Notes or, at any adjourned meeting, two or more Persons being or representing Noteholders whatever the principal amount of the Notes held or represented; provided, however, that Reserved Matters may only be sanctioned by an Extraordinary Resolution passed at a meeting of Noteholders at which two or more Persons holding or representing not less than three-quarters or, at any adjourned meeting, one quarter of the aggregate principal amount of the outstanding Notes form a quorum. Any Extraordinary Resolution duly passed at any such meeting shall be binding on all the Noteholders and Couponholders, whether present or not.

In addition, a resolution in writing signed by or on behalf of the holders of not less than 75 per cent. in aggregate principal amount of the outstanding Notes will take effect as if it were an Extraordinary Resolution. Such a resolution in writing may be contained in one document or several documents in the same form, each signed by or on behalf of one or more Noteholders.

(b)	Modification: The Notes and these Conditions may be amended without the consent of the Noteholders or the Couponholders to correct a manifest error. In addition, the parties to the Agency Agreement may agree to modify any provision thereof, but the Issuer shall not agree, without the consent of the Noteholders, to any such modification unless it is of a formal, minor or technical nature, it is made to correct a manifest error or it is, in the opinion of the Issuer, not materially prejudicial to the interests of the Noteholders.

17.	Further Issues

The Issuer may from time to time, without the consent of the Noteholders or the Couponholders, create and issue further notes having the same terms and conditions as the Notes in all respects (or in all respects except for the first payment of interest) so as to form a single series with the Notes.

18.	Notices

Notices to the Noteholders shall be valid if published in a leading English language daily newspaper published in London (which is expected to be the Financial Times) or, if such publication is not practicable, in a leading English language daily newspaper having general circulation in Europe. Any such notice shall be deemed to have been given on the date of first publication. Couponholders shall be deemed for all purposes to have notice of the contents of any notice given to the Noteholders.

19.	Currency Indemnity

If any sum due from the Issuer in respect of the Notes or the Coupons or any order or judgment given or made in relation thereto has to be converted from the currency (the “first currency”) in which the same is payable under these Conditions or such order or judgment into another currency (the “second currency”) for the purpose of (a) making or filing a claim or proof against the Issuer, (b) obtaining an order or judgment in any court or other tribunal or (c) enforcing any order or judgment given or made in relation to the Notes, the Issuer shall indemnify each Noteholder, on the written demand of such Noteholder addressed to the Issuer and delivered to the Issuer or to the Specified Office of the Fiscal Agent, against any loss suffered as a result of any discrepancy between (i) the rate of exchange used for such purpose to convert the sum in question from the first currency into the second currency and (ii) the rate or rates of exchange at which such Noteholder may in the ordinary course of business purchase the first currency with the second currency upon receipt of a sum paid to it in satisfaction, in whole or in part, of any such order, judgment, claim or proof.

This indemnity constitutes a separate and independent obligation of the Issuer, shall give rise to a separate and independent cause of action and shall continue in full force and effect despite any other judgment, order, claim or proof for a liquidated amount in respect of any sum due under the Note or Coupon or any other judgment or order.

20.	Rounding

For the purposes of any calculations referred to in these Conditions, (unless otherwise specified in these Conditions, or the relevant Pricing Supplement), (a) all percentages resulting from such calculations will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, (b) U.S. dollar amounts used in or resulting from such calculations will be rounded to the nearest cent (with one half cent being rounded up), (c) all Japanese Yen amounts used in or resulting from such calculations will be rounded downwards to the next lower whole Japanese Yen amount, and (d) all amounts denominated in any other currency used in or resulting from such calculations will be rounded to the nearest two decimal places in such currency, with 0.005 being rounded upwards.

21.	Governing Law and Jurisdiction

(a)	Governing law: The Notes and any non-contractual obligations arising out of or in connection with the Notes are governed by English law.

(b)	English courts: The courts of England have exclusive jurisdiction to settle any dispute (a “Dispute”) arising from or connected with the Notes (including a dispute relating to the existence, validity or termination of the Notes or any non-contractual obligation arising out of or in connection with the Notes) or the consequences of their nullity.

(c)	Appropriate forum: The Issuer agrees that the courts of England are the most appropriate and convenient courts to settle any Dispute and, accordingly, that it will not argue to the contrary.

(d)	Rights of the Noteholders to take proceedings outside England: Condition 21(b) (English courts) is for the benefit of the Noteholders only. As a result, nothing in this Condition 21 (Governing law and jurisdiction) prevents any Noteholder from taking proceedings relating to a Dispute (“Proceedings”) in any other courts with jurisdiction. To the extent allowed by law, Noteholders may take concurrent Proceedings in any number of jurisdictions.

(e)	Process agent: The Issuer agrees that the documents which start any Proceedings and any other documents required to be served in relation to those Proceedings may be served on it by being delivered to PACCAR Financial PLC at Croston Road, Leyland, Preston, Lancashire PR5 3LZ, United Kingdom or, if different, its registered office for the time being. If such Person is not or ceases to be effectively appointed to accept service of process on behalf of the Issuer, the Issuer shall, on the written demand of any Noteholder addressed and delivered to the Issuer or to the Specified Office of the Fiscal Agent appoint a further Person in England to accept service of process on its behalf and, failing such appointment within 15 days, any Noteholder shall be entitled to appoint such a Person by written notice addressed to the Issuer and delivered to the Issuer or to the Specified Office of the Fiscal Agent. Nothing in this paragraph shall affect the right of any Noteholder to serve process in any other manner permitted by law. This Condition applies to Proceedings in England and to Proceedings elsewhere.